Exhibit 99.1

NPS Pharmaceuticals Reports Third Quarter 2011 Financial Results and Improves Cash Burn Guidance

-- Company expects to end 2011 with at least $160 million in cash and investments --

-- Two product registration programs on track with stated timelines; upcoming milestones include reporting top-line Phase 3 data for NPSP558 and submitting New Drug Application for GATTEX® --

-- Conference call today at 8:30 AM ET --

BEDMINSTER, N.J.--(BUSINESS WIRE)--November 3, 2011--NPS Pharmaceuticals, Inc. (NASDAQ: NPSP), a specialty pharmaceutical company developing orphan therapeutics for rare gastrointestinal and endocrine disorders, today reported its third quarter 2011 financial results.

NPS reported a net loss of $12.3 million or $0.14 per diluted share for the third quarter 2011, compared to a net loss of $15.7 million or $0.26 per diluted share for the third quarter 2010. Cash and investments totaled $189.6 million at September 30, 2011, compared with $133.8 million at December 31, 2010.

“This is an exciting time for NPS as we prepare to deliver two key milestones before the end of this year -- reporting top-line data from our REPLACE study for NPSP558 in hypoparathyroidism and submitting the remaining sections of our New Drug Application (NDA) for GATTEX in short bowel syndrome,” said Francois Nader, MD, president and chief executive officer of NPS Pharmaceuticals, Inc. “We are also pleased that we added two early clinical-stage calcilytic compounds to our pipeline -- NPSP790 and NPSP795 -- and we are eager to assess their potential in rare endocrine disorders like ADHH.”

Pipeline and other business highlights

GATTEX® (teduglutide) in short bowel syndrome

  In August 2011, NPS submitted the chemistry, manufacturing and controls (CMC) section of its NDA for GATTEX (teduglutide) to the U.S. Food and Drug Administration (FDA) and expects to submit the remaining sections in the fourth quarter 2011. FDA regulations permit an applicant to submit the CMC section 90 to 120 days before the anticipated submission of the remainder of the application and FDA will review the CMC submission as resources permit.
  Four abstracts highlighting GATTEX as a potential new treatment for adults with short bowel syndrome were recently presented at the American College of Gastroenterology (ACG) Annual Scientific Meeting and Postgraduate Course in Washington, DC. Presentations included new data from STEPS 2, a long-term open-label study, showing that GATTEX was associated with achieving and maintaining clinically meaningful reductions in parenteral nutrition (PN) and intravenous (IV) fluid volume in adult subjects with short bowel syndrome.

NPSP558 (rhPTH (1-84)) in hypoparathyroidism

  New findings from investigator-initiated studies of rhPTH (1-84) were presented at the 2011 Annual Meeting of the American Society for Bone and Mineral Research (ASBMR). The presentations included four-year data for NPSP558 in hypoparathyroidism and results from a 24-week study that evaluated rhPTH (1-84) versus placebo. In addition, a population-based study reported that hypoparathyroidism affects approximately 100,000 individuals in the U.S. and is associated with medical costs triple those of the general population and a substantial burden of co-morbid conditions.

Other business highlights

  In August 2011, NPS formed a new agreement with GlaxoSmithKline or GSK. Under the agreement, GSK assigned to NPS the investigational new drug filings for two Phase 1 calcilytic compounds, NPSP790 and NPSP795. NPS believes calcilytics may have clinical application in treating rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). The new agreement also expands GSK’s licensed field of research for ronacaleret to include stem cell transplants, in addition to osteoporosis and other bone disorders.
  In September 2011, NPS appointed Eric Pauwels as senior vice president and chief commercial officer. Pauwels was most recently the chief marketing officer at Accuray Incorporated, a premier radiation oncology company. Pauwels’ previous senior leadership experience includes building commercial capabilities at Transkaryotic Therapies and successfully launching and leading the worldwide commercial efforts for four orphan products at Shire Human Genetic Therapies, the rare disease biological division of Shire Pharmaceuticals.

  In September 2011, NPS retired its 15.5% Sensipar®/Mimpara®-Secured Class B Notes at par value. The company also entered into an agreement with Amgen that became effective after the retirement of the Class B Notes. Under the agreement, Amgen advanced $145 million of Sensipar/Mimpara royalties to NPS. After the repayment of the royalty advance and a 9 percent per annum discount factor on the balance of the advance, Amgen will resume paying royalties to NPS.

Financial results

Royalties

Royalty revenues were $24.5 million for the third quarter 2011, compared with $21.0 million for the third quarter 2010. NPS earns royalties on (i) Amgen’s sales of Sensipar/Mimpara (cinacalcet HCl), (ii) Nycomed’s sales of Preotact® (recombinant parathyroid hormone 1-84 [rDNA origin] injection), (iii) Kyowa Hakko Kirin’s sales of REGPARA® (cinacalcet HCl), and (iv) Ortho-McNeil’s sales of Nucynta® (tapentadol).

The components of royalties are summarized as follows:

In millions
	Third quarter
	2011	2010
Royalty:
Sensipar/Mimpara	$19.8	$17.1
Preotact	2.1	2.1
REGPARA	2.0	1.5
Nucynta	0.6	0.3
Total	$24.5	$21.0

The company’s royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA have been partially monetized and classified as non-recourse debt. After repayment of the obligations, as set forth in the agreements, any remaining cash flows from these royalties will return to NPS.

Research and development

Research and development expenses were $20.2 million for the third quarter 2011, compared with $19.4 million for the third quarter 2010. The increase in research and development expense was due to the advancement of the company’s short bowel syndrome and hypoparathyroidism product registration programs.

General and administrative

General and administrative expenses were $6.4 million for the third quarter 2011, compared with $5.4 million for the third quarter 2010. The increase was due to costs related to commercial-readiness activities.

Interest expense

Third quarter interest expense was $10.6 million and $10.7 for 2011 and 2010, respectively. Interest expense is largely attributable to non-recourse debt secured by the company’s Sensipar/Mimpara, Preotact, and REGPARA royalties.

Cash and investments

At September 30, 2011, the company’s cash, cash equivalents, and marketable investment securities totaled $190 million, compared with $134 million at December 31, 2010. In April 2011, the company completed a public offering of its common stock for estimated net proceeds of approximately $107 million after deducting underwriting discounts and other offering expenses.

Cash burn

The company’s net cash burn was $62 million for the first nine months of 2011. NPS now expects its 2011 cash burn to be in the range of $85 to $92 million, versus previous guidance of $85 to $100 million. The company’s cash burn is defined as the net change in cash, cash equivalents, and marketable investment securities, excluding proceeds from external financing activities.

Cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (GAAP). This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. NPS believes that cash burn is relevant and useful information for the company and its investors as it provides a meaningful way of determining cash available for and net cash used in operations of the company.

Long-term debt

At September 30, 2011, the company’s only recourse debt was $16.5 million in 5.75% convertible notes due in 2014.

The other debt on the company’s balance sheet is non-recourse to the company and solely secured by its royalty rights related to Sensipar/Mimpara, Preotact, and REGPARA. After repayment of the obligations, as set forth in the agreements, the cash flows from the royalties will return to NPS.

The following table reflects the carrying value of the company’s non-recourse debt at September 30, 2011 and December 31, 2010:

In millions
	09/30/11	12/31/10
Non-recourse debt:
Sensipar/Mimpara-secured	$145.0	$213.9
Preotact-secured	48.7	50.0
REGPARA-secured	36.3	36.3
Total non-recourse debt	230.0	300.2
Less current portion	18.5	55.8
Total long-term non-recourse debt	$211.5	$244.4

Conference call information

NPS will host a conference call beginning today at 8:30 a.m. Eastern Time. To participate in the conference call, dial (800) 591-6942 and use pass code 90932478. International callers may dial (617) 614-4909, using the same pass code. In addition, a live audio of the conference call will be available over the Internet. Interested parties can access the event through the NPS website, http://www.npsp.com.

For those unable to participate in the live call, a replay will be available at (888) 286-8010, with pass code 91483368, until midnight Eastern Time, November 17, 2011. International callers may access the replay by dialing (617) 801-6888, using the same pass code. The webcast will also be available through the NPS website for the same period.

About NPS Pharmaceuticals

NPS Pharmaceuticals is an outsourcing-based development company focused on bringing biopharmaceuticals to patients with rare disorders and few, if any, therapeutic options. The company is advancing two Phase 3 registration programs, GATTEX® (teduglutide) in adult short bowel syndrome (SBS) and NPSP558 (parathyroid hormone 1-84 [rDNA origin] injection) in hypoparathyroidism. NPS’ earlier stage pipeline includes two calcilytic compounds, NPSP790 and NPSP795, with potential application in rare disorders involving increased calcium receptor activity, such as autosomal dominant hypocalcemia with hypercalciuria (ADHH). NPS complements its proprietary programs with a royalty-based portfolio of products and product candidates that includes agreements with Amgen, GlaxoSmithKline, Kyowa Hakko Kirin, Nycomed, and Ortho-McNeil Pharmaceutical.

“NPS”, “NPS Pharmaceuticals”, and “GATTEX” are the company’s registered trademarks. All other trademarks, trade names or service marks appearing in this press release are the property of their respective owners.

Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements are based on the company's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks associated to the company’s business include, but are not limited to, the risks associated with any failure by the company to successfully complete its preclinical and clinical studies within the projected time frames or not at all, the risk of not gaining marketing approvals for GATTEX and NPSP558, the risks associated with the company’s strategy, as well as other risk factors described in the company’s periodic filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Form 10-Qs. All information in this press release is as of the date of this release and NPS undertakes no duty to update this information.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	September 30,
	2011	2010

Revenues:
Royalties	$24,483	$21,030
Product sales	99	17
Milestones and license fees	19	7
Total revenues	24,601	21,054

Costs and expenses:
Cost of goods sold	--	6
Cost of license fees	2	--
Research and development	20,227	19,365
General and administrative	6,413	5,410
Total operating expenses	26,642	24,781
Operating loss	(2,041)	(3,727)

Other (expense) income:
Interest income, net	70	93
Interest expense	(10,589)	(10,741)
Other gain (loss)	211	(234)
Total other expense, net	(10,308)	(10,882)
Loss before income tax expense	(12,349)	(14,609)

Income tax expense	--	1,082
Net loss	($12,349)	($15,691)

Net loss per common and potential common share:
Basic	($0.14)	($0.26)
Diluted	($0.14)	($0.26)

Weighted average common and potential common share:
Basic	86,749	60,400
Diluted	86,749	60,400

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)
	September 30,	December 31,
	2011	2010
Assets:
Cash, cash equivalents and marketable investment securities	$189,599	$133,771
Current restricted cash and cash equivalents	--	50,784
Account receivable	26,684	26,721
Other current assets	7,838	4,619
Equipment, net	3,044	1,142
Goodwill	9,429	9,429
Debt issuance costs, net	625	2,143
Other long-term assets	224	296
Total assets	$237,443	$228,905

Liabilities and Stockholders’ Deficit:
Current liabilities	$40,616	$82,145
Convertible notes	16,545	50,000
Non-recourse debt, less current portion*	211,525	244,256
Other long-term liabilities	7,316	7,779
Total liabilities	276,002	384,180

Common stock and additional paid-in capital	943,291	798,907
Accumulated other comprehensive income	(36)	1
Accumulated deficit	(981,814)	(954,183)
Total stockholders' deficit	(38,559)	(155,275)
Total liabilities and stockholders' deficit	$237,443	$228,905

* Non-recourse debt secured by Sensipar®/Mimpara®, Preotact® and REGPARA® royalty revenue

CONTACT:
NPS Pharmaceuticals, Inc.
Susan M. Mesco, 908-450-5516
smesco@npsp.com